Exhibit 10.19

EMPLOYMENT CONTRACT FOR AN INDEFINITE TERM

THE UNDERSIGNED:

1.	The private company with limited liability Biomet Europe B.V, having its registered office and principal place of business in Dordrecht (the Netherlands), hereinafter to be referred to as ‘employer’, duly represented in this matter by its director, Mr Roger van Broeck;

2.	Mr Renaat Vermeulen, born on 6 October 1956, residing at Cadzandstraat 10 in (B-9112) Sinaai, Belgium, hereinafter to be referred to as ‘employee’;

The undersigned specified under 1 and 2 above hereinafter jointly to be referred to as: “the parties”;

WHEREAS:

a.	The parties wish to enter into an employment contract with one another, whereby the employee undertakes to carry out duties in the service of the employer for an indefinite period, in exchange for wages.

b.	The parties hereby wish to lay down this employment contract and the corresponding terms and conditions in writing.

EMPLOYMENT

Article 1

1.	Effective 1 March 2007 and for an indefinite period of time, the employee shall become employed by the employer in the position of Vice President of Commercial Operations—Europe, in observance of the current pre-determined instructions and guidelines and/or those as yet to be determined as these relate to the current position.

2.	A trial period does not apply to this position.

3.	A Collective Labour Agreement (CLA) does not apply to the current contract.

CANCELLATION AND TERMINATION

Article 2

1.	Each of the parties is entitled to cancel the employment contract towards the end of a calendar month in observation of a cancellation period of at least three months. In any case, this contract shall terminate on the first day of the month in which the employee has reached the pensionable age applicable to him, without prior notice being required. The remaining terms and conditions of employment will remain valid during this cancellation period.

2.	Cancellations must be executed in writing and sent by registered post to the other party.

Initials: RvB,	Initials: RV

3.	With regard to this article, a reference is made to Article 40 of the employment regulations.

DUTIES

Article 3

1.	The employee undertakes to carry out all of those activities, which may reasonably be assigned to him by or on behalf of the employer, and which are related to the employer’s company, to the best of his ability and to act in accordance with instructions provided to him by or on behalf of the employer, even if all or part of these duties do not fall within the job description.

2.	The employer expressly retains the right to modify the employee’s position, within the limits of reasonableness, as well as to modify his terms of employment accordingly.

3.	The employee shall be based at the location in Dordrecht for the performance of his duties.

EMPLOYMENT REGULATIONS

Article 4

1.	The employment regulations drawn up by the employer and in the form such as these existed at the time this contract was concluded apply to this employment contract, and/or in such form as these may be amended during the term of this employment contract.

2.	The employment regulations contain further rules relating to all of the topics contained in this individual employment contract, and together with this contract are considered to form a whole.

3.	The employee declares that he has received a copy of these employment regulations, is aware of the content thereof and is in agreement with these.

WORKING HOURS

Article 5

1.	The working hours for the employee total forty hours per week, divided equally among the five working days of the week.

2.	The duties of the employee arising from the current employment contract will, in the absence of other instructions, be performed from Monday through Friday, for eight hours per day, specifically from 8:30 to 12:00 and from 12:30 to 17:00.

3.	In the event the employer deems it necessary, the employee may be assigned duties that are to be carried out outside of the working hours agreed with the employee, however only after the employee has been consulted in this regard.

Initials: RvB,	Initials: RV

WAGES

Article 6

1.	At the time the employment contract takes effect, the gross annual salary shall amount to €), including holiday allowance.

2.	The salary will be paid in arrear by transferring the amount to a bank account indicated by the employee. Salary payable for part of a month will be reduced proportionately.

BONUS

Article 7

The employee is eligible for the payment of a bonus in the amount of 35% of the gross annual salary for 100% achievement of performance targets. The targets on which the bonus is based will be determined in mutual consultation.

SENIORITY

Article 8

In determining seniority, all of the previous agreements between the employee and employer will be taken into account, the result of which is that in determining seniority, the date of 1 November 1994 will qualify as the start of employment.

PERSONNEL OPTIONS

Article 9

If a personnel options scheme remains in effect in the future, the employee will be eligible to participate in such a personnel options scheme, in accordance with the guidelines already established by the employer or those as yet to be established.

HOLIDAYS

Article 10

1.	The employee is entitled to 26 paid holiday days per calendar year. This holiday scheme is laid down in Article 8 of the employment regulations.

2.	The employee is not entitled to a holiday allowance in accordance with the provision in Article 3 of the employment regulations since this is included in the annual salary amount specified in Article 6 above.

HEALTH INSURANCE

Article 11

The employee is entitled to participate in the employer’s collective health care insurance scheme, in accordance with the provisions of Article 15 of the employment regulations.

Initials: RvB,	Initials: RV

SUPPLEMENTAL DISABILITY INSURANCE

Article 12

The employer has taken out a collective supplemental disability insurance policy for the employee, as laid down in Article 17 of the employment regulations.

EXPENSES

Article 13

Upon submitting the relevant invoices and receipts and upon the approval of the undersigned, the employee will receive reimbursement of or compensation for the expenses incurred in connection with his work.

AUTOMOBILE

Article 14

1.	For the performance of his duties, an automobile will be made available to the employee in accordance with his position. The employee is bound to conclude a driver agreement with the employer in this regard.

2.	Further provisions are contained in the driver agreement, as well as in Article 29 of the employment regulations.

CONFIDENTIALITY

Article 15

Both during the duration of and after the termination of the employment contract, the employee is under an obligation to observe absolute secrecy with respect to all other parties regarding all that information the employee has acquired within the context of the fulfilment of the current contract and after the termination thereof, which relates to the organisation and the activities themselves, as well as the persons employed by the organisation, as well as the employer’s external contacts and any other companies/businesses affiliated with the employer. This in any case includes all of the business information related to the employer or matters related thereto as well as goods to be delivered, clients, know-how and other intangible assets.

ANCILLARY ACTIVITIES AND INTERESTS

Article 16

Without the prior written permission of the employer, the employee is not permitted to perform services for any other organisation or company during the duration of his employment, neither directly nor indirectly, whether or not in return for payment, which:

•	compete in any way with the employer’s activities;

•	place a burden on the employee such that the employee is no longer able to perform his duties as intended;

•	could be harmful to the employer’s good reputation.

Initials: RvB,	Initials: RV

PENALTY CLAUSE

Article 17

In the event of a violation of the provisions contained in Articles 15 and 16 of the employment contract, and in deviation to the provisions of Section 7:650, paragraphs 3, 4 and 5 of the Dutch Civil Code [BW], the employee shall forfeit an immediately payable fine to the employer in the amount of € 5000 per violation, as well as a fine of € 500 for each day or part thereof that the violation continues, without prejudice to the employer’s right to demand compensation for the actual damages suffered and fulfilment of the clause.

The payment of the penalty referred to in this article shall not release the employee from the obligations laid down in Articles 15 and 16.

A violation of the provisions of Articles 15 and 16 occurring during the term of employment may provide the employer with urgent cause for dismissal.

SUBSTITUTION IN THE EVENT OF NULLIFICATION

Article 19

In the event this contract contains nullified provisions, this shall not lead to the nullification of the remaining provisions contained in this employment contract. The void or invalid provisions will be substituted by legally valid provisions which correspond as much as possible to the parties’ intentions at the time the contract was concluded.

APPLICABLE LAW

Article 20

This contract is governed by Dutch law.

FINAL PROVISIONS

Article 21

Upon the termination of employment, a suspension of duties or long-term disability, the employee is required to immediately surrender to the employer all of those items belonging to the employer which he has in his possession pursuant to his employment, such as the employee handbook, documentation, customer files, computer(s), mobile telephones, automobile, etc.

Article 22

The above is a complete representation of all of the agreements made between the parties and shall replace all of the previous agreements and promises made between the employee and the (bodies of) the employer and/or companies affiliated with the employer.

Thus agreed and signed in duplicate in Dordrecht on 1 March 2007:

Initials: RvB,	Initials: RV

Biomet Europe B.V.:	For approval:

/s/ Roger van Broeck	/s/ Renaat Vermeulen
Roger van Broeck	Renaat Vermeulen

English Translation Representation

I, Daniel P. Florin, represent that this document is a fair and accurate English translation of the original executed foreign language document.

August 12, 2011

/s/ DANIEL P. FLORIN
Daniel P. Florin
Senior Vice President and Chief Financial Officer

Initials: RvB,	Initials: RV